Exhibit No. 11

                      HARDING LAWSON ASSOCIATES GROUP, INC.

                        Computation of Per Share Earnings
                      (In thousands, except per share data)
                                   (Unaudited)

--------------------------------------------------------------------------------
                                                         Three Months Ended
                                                      August 31,      August 31,
                                                        1999            1998
--------------------------------------------------------------------------------

Average basic shares outstanding                        4,951           4,896
Net effect of dilutive stock options
    based on the treasury stock method                    191             103
--------------------------------------------------------------------------------

Diluted shares outstanding                              5,142           4,999
================================================================================

Net income                                             $1,151          $1,013
================================================================================

Basic net income per share                             $ 0.23          $ 0.21
================================================================================

Diluted net income per share                           $ 0.22          $ 0.20
================================================================================


                                      -15-